                                                                   Exhibit 4.1.4
                                                                [FILED #C9723-98
                                                                     MAR 13 2001
                                                                IN THE OFFICE OF
                                                                 /s/ DEAN HELLER
                                                 DEAN HELLER SECRETARY OF STATE]


       AMENDED CERTIFICATE OF DESIGNATION, POWERS, PREFERENCES AND RIGHTS
                                     OF THE
                      CONVERTIBLE PREFERRED STOCK, SERIES A
                                       OF
                                 INFOTOPIA, INC.


           The undersigned, being the Vice-President of Infotopia, Inc., a corporation organized under the laws of the State of Nevada (hereinafter referred to as the "Company"), does hereby certify, pursuant to the provisions of NRS 78.195(6), that the following amended resolution has been duly adopted by the Board of Directors of the Company:

           RESOLVED, that pursuant to the authority expressly granted to, and vested in, the Board of Directors of the Company, by the provisions of the Company's Amended and Restated Articles of Incorporation (as the same may have been amended from time to time, the "Charter"), there is hereby created, out of the 10,000,000 shares of preferred stock of the Company authorized in Article III of the Charter, a series of 3,900,000 shares (the "Preferred Stock"), which series shall have the following designations, powers, preferences, rights, qualifications, limitations and restrictions, in addition to the designations, powers, preferences, rights, qualifications, limitations and restrictions set forth in the Charter which are applicable to the Preferred Stock:

1. Designation. The designation of the said series of Preferred Stock shall be the "Convertible Preferred Stock, Series A" (the "Series A Preferred").

2. Number of Shares; Par Value and Stated Capital. The number of shares of Series A Preferred shall be limited to 3,900,000. The shares of Series A Preferred shall be issued as full shares, and shall have both a par value and a stated value of $.001 per share.

3. Dividends. There are no dividend rights applicable to the shares of Series A Preferred.

4. Liquidation. There are no liquidation preferences applicable to the shares of Series A Preferred.

5.         Voting. The shares of Series A Preferred shall have voting rights.
           For voting purposes, such series shall be considered part of the Common Shares and shall vote with the common stock, rather than as a separate series of preferred stock. Each share of Series A Preferred shall have twenty votes per share.

6. Conversion. Each share of Series A Preferred shall be convertible into twenty (20) shares of the Company's common stock, provided that:
           (i) there are authorized and available for issuance 78,000,000 shares of the Company's common stock, and (ii) a registration statement relating to such 78,000,000 shares of the Company's common stock has been filed with the United States Securities and Exchange Commission, and has been declared effective. The exercise of the conversion privilege shall be subject to such additional regulations, not inconsistent with the foregoing provisions of this paragraph, as may from time to time be adopted by the Board of Directors of the Company. All shares of the common stock of the Company issued upon the conversion of the Series A Preferred shall be validly issued and outstanding, fully paid and non-assessable. All certificates for shares of Series A Preferred surrendered for conversion as provided herein shall be cancelled and retired, and no further shares of Series A Preferred shall be issued in lieu thereof.

7. No Preemptive Rights. No holder of any shares of Series A Preferred, as such, shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of shares of any class or series, junior or senior thereto, or securities convertible into, exchangeable for, or exercisable for the purchase of, shares of any class or series, junior or senior, whether now or hereafter authorized, and whether issued for cash, property, services, by way of dividends, or otherwise.
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           There has been no stock issued in this company.

           IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned Vice-President, and attested to by its Secretary, this 7th day of March, 2001.


                                                         INFOTOPIA, INC.


                                                         By: /s/ Daniel Hoyng
                                                            -------------------
                                                            Daniel Hoyng
                                                            Vice-President

ATTEST:
[Corporate Seal]

/s/ Marek Lozowicki
--------------------------
Marek Lozowicki, Secretary
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           STATE OF  Mass                 :
                    -------------------              : SS
           COUNTY OF Bristol              :
                     -----------------

                                 ACKNOWLEDGMENT


           Personally appeared before me, a notary public in and for said County and State, Daniel Hoyng, known to me or duly proved to me, who stated that he was the Vice-President of Infotopia, Inc., a Nevada corporation, and he acknowledged that he had executed the Certificate of Designation on behalf of such corporation for the purposes stated therein.


                                           /s/ Daniel Hoyng
                                          ----------------------
                                           Daniel Hoyng,
                                           Vice-President

                                                            [Notary Public Seal]

                                           /s/ Notary Public
                                          ----------------------
                                           Notary Public